Exhibit 10.2

Wearable Devices Ltd.

2015 Share Option Plan

This plan, as may be amended from time to time, shall be known as “Wearable Devices Ltd. 2015 Share Option Plan”.

1	Purpose of the Plan

The Plan is intended to provide an incentive to retain, in the employ of the Company, persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

2	Definitions

For purposes of the Plan and related documents, including the Option Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3	“Board” means the board of directors of the Company.

2.4	“Capital Gain Option” or “CGO” as defined in Section 5.4 below.

2.5	“Cause” means any of (i) breach of the Grantee’s duty of loyalty towards the Company or its Affiliate, or (ii) breach of the Grantee’s duty of care towards the Company or its Affiliate, or (iii) the commission of any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company or its Affiliate by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company or its Affiliate, or (vi) any act or omission by the Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to Applicable Laws (including the Israeli Severance Pay Law, 1963), or any similar provision of law in the jurisdiction in which the Grantee is employed;

2.6	“Chairman” means the chairman of the Committee.

2.7	“Committee” means a share compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

2.8	“Company” means Wearable Devices Ltd., an Israeli company and its Affiliates.

2.8.1	“Companies Law” means the Israeli Companies Law, 5759-1999.

2.9	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10	“Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Grantee’s Option Agreement.

2.11	“Date of Termination” means the effective date of a termination of services/employment of the Grantee in the Company of its Affiliates.

2.12	“Director” means a person who serves as a member of the board of directors of the Company or its Affiliate, but excluding Controlling Shareholder.

2.13	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.14	“Expiration Date” means the date upon which an Option shall expire, as set forth in Section 10.3 of the Plan.

2.15	“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)	if the Shares are listed on any established stock exchange or national market system - the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the thirty (30) trading days prior to time of determination, as reported in such source as the Board deems reliable;

(ii)	if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported - the mean between the high bid and low asked prices for the Shares on the close of business day prior to the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in such source as the Board deems reliable;

(iii)	in an event of a Transaction - the price per Share under the Transaction documents; or

(iv)	in the absence of an established market for the Shares - as determined in good faith by the Board.

2.16	“Grantee” means a person who receives or holds an Option under the Plan.

2.17	“IPO” means the initial public offering of the Company’s Shares.

2.18	“ITA” means the Israeli Tax Authorities.

2.19	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is neither an Employee nor a Director.

2.20	“Ordinary Income Option” or “OIO” as defined in Section 5.5 below.

2.21	“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

2.22	“Option Agreement” means the agreement between the Company and a Grantee that sets out the terms and conditions of the issue of the Shares.

2.23	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended, and any regulations, rules, orders or procedures promulgated thereunder.

2.24	“Plan” means this Wearable Devices Ltd. 2015 Share Option Plan.

2.25	“Purchase Price” means the price for each Share subject to an Option.

2.26	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended , and any regulations, rules, orders or procedures promulgated thereunder.

2.27	“Share” means the ordinary shares par value of NlS 0.01 of the Company.

2.28	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.29	“Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.30	“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.31	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.32	“Vested Option” means any Option, which has already been vested according to the Vesting Dates under this Plan of the applicable Option Agreement.

2.33	“Vesting Dates” means, as determined by the Board, the date as of which the Grantee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the Plan and the Option Agreement.

2.34	“102 Option” means any Share granted to Employees or Directors pursuant to Section 102 of the Ordinance.

2.35	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

3	Administration of the plan

3.1	The Board shall have the power to administer the Plan. To the extent permitted under applicable law and to the Company’s Articles of Association, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee, and until such delegation any such reference to the Committee shall be construed as reference to the Board. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.2	The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3	The Board shall have full power and authority: (i) to designate Grantees; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of a Grantee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to designate the type of Options to be granted to a Grantee; (vi) alter any restrictions and conditions of any Options or Shares subject to any Options; (vii) determine the Purchase Price of the Option; (viii) prescribe, amend and rescind rules and regulations relating to the Plan; and (ix) make all other determinations deemed necessary or advisable for the administration of the Plan, including, without limitation, to adjust the terms of the Plan or any Option Agreement so as to reflect (a) changes in applicable laws and (b) the laws of other jurisdictions within which the Company wishes to grant Options.

3.4	The Board shall have the authority, subject to the relevant tax arrangements and the consent of the Grantee, to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

3.5	Subject to the Company’s Articles of Association, all decisions and selections made by the Board pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Share to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.6	The interpretation and construction by the Board or the Committee of any provision of the Plan or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4	Designation of Participants

4.1	The persons eligible for participation in the Plan as Grantees shall include any Employees, Directors or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Israeli Employees and Directors of the Company or its Affiliates, who in either case are not Controlling Shareholders, may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options.

4.2	The grant of an Option hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company, the Company or any of its Affiliates.

4.3	Anything in the Plan to the contrary notwithstanding, all grants of Options to Directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5	Designation of Options

5.1	The Company may designate Options granted to Employees or Directors pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2	The grant of Approved 102 Options shall be made under this Plan adopted by the Board, and shall be conditioned upon the approval of this Plan by the ITA.

5.3	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

5.4	Approved 102 Options elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5	Approved 102 Options elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(6)(1) shall be referred to herein as OIO.

5.6	The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees and Directors (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to issue only the type of Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved ] 02 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from simultaneously granting Unapproved 102 Options.

5.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below. In the case the requirements for Approved 102 Option are not met, then, the Approved 102 Option may be treated as Unapproved 102 Option, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

5.8	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

5.9	With regards to Approved 102 Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement and shall prevail over any term contained in the Plan or Option Agreement not consistent therewith. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Grantees.

6	Trustee

6.1	Approved 102 Options which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee.

6.2	The Approved 102 Options shall be held by the Trustee for the benefit of the Grantees for such period of time as required by Section 102 (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then, the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.3	Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to the Grantee or assurance satisfactory to the Trustee that the tax will be paid.

6.4	With respect to any Approved 102 Option, subject to the provisions of Section 102, a Grantee shall not sell or release from trust any Approved 102 Option, and/or any share received subsequently following any issue (including without limitation, bonus shares), until the lapse of the Holding Period. Notwithstanding the above, if any sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Grantee.

6.5	Upon receipt of Approved 102 Option, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Option or Share granted to him/her/it thereunder.

6.6	Notwithstanding anything to the contrary, the Trustee shall not make any transaction or take any action with respect to an Approved 102 Option, will not transfer, assign, release, pledge, mortgage voluntarily, or grant in connection therewith any proxy or assignment deed, whether immediately effective or effective at a future date, other than by will or by operation of law, until after the full payment of the Grantee’s tax liabilities arising from the issuance of such Approved 102 Option or after guarantying the payment of said taxes. If such Approved 102 Option has been transferred by will or by operation of law, the provisions of Section 102 will apply with respect to the heirs or the transferees of the Grantee, as the case may be.

6.7	The Company shall provide the Trustee any information that may be required by the Trustee.

7	Purchase Price

7.1	The Purchase Price of each Share subject to an Option shall be determined by the Board at its sole and absolute discretion. Each Option Agreement will contain the Purchase Price determined for each Grantee.

7.2	The Purchase Price will be paid by the Grantee upon the exercise of all or part of his vested Options, in a manner as prescribed by the Board, including by way of cash or by check. The Board shall have the authority to postpone the payment terms of the Purchase Price as may be determined by it.

7.3	The Purchase Price shall be stated in the customary primary currency of the economic environment of the Company (i.e. the Company’s functional currency or the currency in which the employee is paid), as determined by the Company.

8	Shares Reserved for the Plan

8.1	The Company has reserved 500,000 authorized but unissued Shares, for the purposes of the Plan, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Plan or under the Company’s other share option plans.

8.2	Each Option granted pursuant to the Plan shall be evidenced by a written Option Agreement between the Company and the Grantee, in such form as the Board shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per Share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

8.3	Until the consummation of the IPO, the Grantee shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, and such Shares shall be voted by an irrevocable proxy (the “Proxy”) pursuant to the directions of the Board. The Proxy shall be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

9	Adjustments

24.	Upon the occurrence of any of the following described events, Grantee’s rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

9.1	In the event of Transaction, the unexercised Options then outstanding under the Plan shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be in their sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

9.2	Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, any Grantee shall be entitled to exercise all of her/his Options ten (10) days prior to the effective date of the Transaction.

9.3	For the purposes of section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4	If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Plan, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-day period, all remaining outstanding Options will terminate immediately.

9.5	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, dividend, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6	Except as expressly provided in Section 9.5 above, the grant of Options under the Plan shall, in no way, affect the right of the Company to distribute bonus shares, to offer rights to purchase its securities, or to distribute dividends. Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another company, then each Grantee shall be obliged to sell or exchange, as the case may be, any Shares such Grantee purchased under the Plan, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

9.7	The Grantee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Grantee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), due to any laws or regulations which are applicable in such public market, as will be requested by the Company or its underwriters, and the Grantee unconditionally agrees and accepts any such limitations.

10	Term and Exercise of Options

10.1	Options shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; (ii) Ten (10) years from the Date of Grant: or (iii) the expiration of the Option according to Section 10.6 below (unless extended by the Board and approved under the applicable law)

10.3	The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.6 below, the Grantee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4	Subject to the provisions of Section 10.5 below, in the event of termination of Grantee’s employment or services with the Company or any of its Affiliates, all unvested Options granted to such Grantee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Option shall not vest and shall not become exercisable.

10.5	Notwithstanding anything to the contrary in this Section 10, and unless otherwise determined in the Grantee’s Option Agreement or by the Board, an Option may be exercised after the Date of Termination of Grantee’s employment or service with the Company or any Affiliate, during an additional period of time beyond the date of such termination, if:

(i)	If the Grantee’s termination of service is due to any reason other than for Cause, such Options (to the extent vested on the Date of Termination) shall be exercisable at any time until the lapse of ninety (90) days from the Date of Termination (but in no event after the expiration date of such Options), and shall thereafter terminate;

(ii)	termination is the result of death or disability (permanent loss of ability to carry on the position with the Company) of the Grantee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the Date of Termination, and shall thereafter terminate; or

(iii)	prior to the date of such termination, the Board shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

If termination of employment or service by the Company is for Cause, any outstanding unexercised Option (whether vested or non-vested), shall automatically expire and shall be considered null and void and the Grantee shall not have any right in connection to such outstanding Options.

10.6	The Grantees, by virtue of the Options, shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for any purpose, until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 of the Plan.

10.7	Any form of Option Agreement authorized by the Plan may contain such other provisions as the Board may, from time to lime, deem advisable.

10.8	With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated there under.

11	Vesting of Options

11.1	The Board shall determine the terms and conditions for the vesting of the Options. The vesting provisions of individual Options may vary.

11.2	Subject to the provisions of the Plan, each Option shall vest following the Vesting Dates and for the number of Shares as shall be determined by the Board and provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

12	Shares Subject to the Company’s Artilcles

12.1	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Grantees shall have a right of first refusal in relation with any sale of shares in the Company.

12.2	Unless otherwise determined by the Board, until such time as the Company shall complete an IPO, any Grantee may not transfer Shares issued upon the exercise of an Option, within six (6) months and one day of the date of exercise of such Option or issuance of such Shares. Unless otherwise determined by The Board, until such time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s) pursuant to this Section 12.

For the propose of this Plan “Repurchaser(s)” shall means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any subsidiary of the Company designated by the Board; or (iii) any of the Company’s Shareholders (other than the Grantee who has already exercised the Option) pro-rata in accordance with their shareholding. The Grantee shall give a notice of transfer (hereinafter the “Notice”) to the Company in order that the Company may designate the Repurchaser of such Share.

12.3	The Notice shall specify the name of each proposed purchaser or other transferee (the “Proposed Transferee”), the number of Shares offered for sale, the price per Share and the payment terms. The Company shall let the Repurchaser(s) determine whether or not it (they) will purchase such Shares within two (2) weeks from the day of receipt of the Notice (the “Notice Period”), and the Company shall notify such Grantee of Repurchaser(s)’ determination within the Notice Period.

12.4	If by the end of the Notice Period not all of the offered Shares have been purchased by the Repurchaser(s), the Grantee shall be entitled to sell such Shares in whole to the Proposed Transferee at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any transfer of the Shares issued under the Plan by the Grantee is not made in accordance with the Plan or the Option Agreement shall be null and void.

13	Dividends

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

14	Restrictions on Assignability and Sale: Of Options

14.1	No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or the laws of descent and distribution or except as specifically allowed under the Plan, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

14.2	Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.3	As long as the Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

15	Effective Date and Duration of the Plan

The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end often (10) years from such day of adoption.

16	Amendments or Termination

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Shares granted under the Plan prior to the date of such termination.

17	Government Regulations

The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations of the State of Israel. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18	Continuance of Employment or Hired Services

Neither the Plan nor the Option Agreement with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the Plan or in any Share granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19	Governing Law & JurisdictiON

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the Tel-Aviv or Central District in Israel shall have sole jurisdiction in any matters pertaining to the Plan.

20	Tax Consequences

20.1	Any tax consequences arising from the issue of any Share or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company, the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made, or have been assured to the satisfaction of the Trustee.

21	Non-exclusivity of the Plan

21.1	The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Shares otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

21.2	For the avoidance of doubt, prior grant of options to Grantees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22	Multiple Agreements

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.

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